Exhibit 99.1

MOTTO MORTGAGE AND WEMLO CEO WARD MORRISON RETIRING AFTER
DISTINGUISHED 20-YEAR CAREER WITH RE/MAX HOLDINGS BRANDS

DENVER — RE/MAX Holdings, Inc. (NYSE:RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage, the first and only national mortgage brokerage franchise brand in the U.S., today announces the upcoming retirement of Motto Mortgage and wemlo President and CEO Ward Morrison, effective June 15, 2025. Morrison will support Motto Mortgage and wemlo in a consultative role through the end of 2025.

Morrison was instrumental in the initial development and launch of Motto Franchising, LLC and the Motto Mortgage brand in 2016. As President of the brand from day one, Morrison was responsible for shaping the growth strategy and overall business plan for the company. His leadership helped establish the new and innovative Mortgage Brokerage In-A-Box℠ model, through which entrepreneurs could build a mortgage business and get individualized support every step of the way.

“This decision is deeply personal, and it comes with a range of emotions,” said Morrison. “My time with Motto has been incredibly fulfilling – full of meaningful work, incredible colleagues and a shared commitment to helping families achieve their dream of homeownership. I am proud to have been a part of the Motto journey from the beginning.”

Morrison, who is getting married in June, has chosen to focus on spending quality time with his wife and living life to the fullest in this new season.

“This was an incredibly difficult decision, but I know what I want for this next chapter of my life,” Morrison added. “I am so grateful for my time at Motto Mortgage, wemlo and RE/MAX, and am proud of what we all have accomplished. I look at how far Motto has come since our launch in 2016 and I’m confident the brand is positioned for continued success in the future.”

Morrison has agreed to assist the company on transition matters as a part-time consultant through the end of the year, and the company has begun a process to identify a successor and ensure a seamless leadership transition upon his retirement. Adam Sartin, Vice President of Franchise Growth & Development, will lead the Motto Mortgage and wemlo brands while the company continues its search for the next leader of Motto Mortgage and wemlo.

“Ward’s commitment to Motto Mortgage has had a profound impact on the real estate and mortgage industries. He was the perfect leader for the visionary brand that has disrupted the mortgage brokerage landscape,” said Erik Carlson, CEO of RE/MAX Holdings, Inc. “As happy as we are for Ward as he embarks on this new chapter, he will be missed.”

Prior to becoming President and CEO of Motto Mortgage and wemlo, Morrison was with RE/MAX, LLC for over a decade in various roles, the most recent being Vice President of Region Operations, serving as the primary liaison between RE/MAX and all independently owned regions.

“Motto, wemlo and RE/MAX have been a big part of who I am for decades, and making the decision to retire didn’t come easy,” Morrison said. “I am grateful to have worked for such a great company and am excited to see the continued success of the brands under Erik and the incredible executive leadership team.”

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About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 145,000 agents in nearly 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage, the first and only national mortgage brokerage franchise brand in the U.S., has over 220 offices across more than 40 states.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to the leadership transition at Motto Mortgage and wemlo and the future success of the Motto and wemlo brands. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company’s ability to enhance, market, and protect its brands, (7) the Company’s ability to implement its technology initiatives, (8) risks related to the Company’s leadership transition, (9) fluctuations in foreign currency exchange rates, (10) the nature and amount of the exclusion of charges in future periods when determining Adjusted EBITDA is subject to uncertainty and may not be similar to such charges in prior periods, and (11) those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

Investor Contact:	Media Contact:
Andy Schulz	Kimberly Golladay
(303) 796-3287	(303) 796-3424
aschulz@remax.com	kgolladay@remax.com